Exhibit 99.1

CONTACTS:	Christopher M. Zimmer	Steven V. DiTommaso	June Filingeri
	President and	Vice President and	President
	Chief Executive Officer	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7604	(412) 257-7661	(203) 972-0186

Universal Stainless Reports Record Sales and Profitability in Second Quarter of 2024

■	Q2 2024 Net Sales are record $82.8 million
■	Gross Margin hits new record high of 25.4% of sales in Q2 2024
■	Q2 2024 Net Income more than doubles from Q1 2024 to record $8.9 million, or $0.90 per diluted share
■	Adjusted EBITDA in Q2 2024 increases to record $18.5 million, or 22% of sales

BRIDGEVILLE, PA, July 31, 2024 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported record net sales of $82.8 million for the second quarter of 2024, an increase of 7% from the first quarter of 2024, and up 20% from the second quarter of 2023. Year-to-date net sales of $160.4 million were up 19% from the same period in 2023.

Second quarter premium alloy sales totaled $20.7 million, or 25.0% of sales, up 61% from $12.9 million, or 18.6% of sales in the second quarter of 2023. Year-to-date premium alloy sales rose 34% to $40.8 million, or 25.4% of sales.

Aerospace is the Company's largest market for premium alloy products, and strong demand continues.  Aerospace sales reached a record $68.6 million, or 82.9% of sales, in the second quarter of 2024, an increase of 14% from the first quarter of 2024, and up 34% from the second quarter of 2023. Year-to-date aerospace sales rose 29% compared to the same period in 2023 to $128.8 million, or 80.3% of sales.

Profitability continued to increase in the second quarter of 2024 with gross profit dollars rising to a record $21.0 million, or 25.4% of sales. That compares with 18.9% of sales in the 2024 first quarter and 14.3% of sales in the second quarter of 2023. Gross margin in the most recent quarter continued to benefit from a rich product mix, higher base selling prices, cost improvement efforts and more stable commodity prices.

Second quarter 2024 operating income increased 77% to $12.8 million, or 15.5% of sales, from 9.3% of sales in the first quarter of 2024, and 4.5% of sales in the second quarter of 2023. Year-to-date operating income was up more than four-fold to $20.1 million, or 12.5% of sales, compared with the same period a year ago.

Net income increased to $8.9 million, or $0.90 per diluted share, in the 2024 second quarter, from $4.1 million in the 2024 first quarter and $0.9 million in the 2023 second quarter.

Adjusted EBITDA increased 46% to $18.5 million, or 22.3% of sales, in the 2024 second quarter, from $12.6 million, or 16.3% of sales, in the 2024 first quarter, and was more than double the $7.9 million, or 11.5% of sales, reported in the second quarter of 2023.

Net cash generated by operating activities totaled $7.3 million in the second quarter, which the Company used to fund capital expenditures and reduce its net debt.

Christopher M. Zimmer, President and CEO, commented: “Our record sales were driven by the continued robust commercial aerospace and defense markets, with our record aerospace sales representing 82.9% of sales in the quarter. Aerospace demand also drives our premium alloy sales, which now represent one-quarter of our total sales.

“Our margin expansion is the result of our strategic focus on aerospace and defense products, including premium alloys, which has delivered a broader base of customer approvals and  increased our mix of higher-priced products.  Margins are also benefiting from targeted and sustainable margin improvement projects and our continuous cost management.

“We continue to invest capital in our premium alloy capacity and efficiency and will add a second 18-ton furnace shell for the VIM at our North Jackson facility in mid-2025, and a new box furnace to support the forge the third quarter this year.

“We also remain focused on managing working capital and generating positive cash flow to fund our strategic capital expenditures and pay down debt, which was reduced by another $3 million in the second quarter.

“As we look to the balance of the year, we continue to see opportunities to increase sales and to further expand gross margins. We remain optimistic about our growth momentum and strategy for 2025 and beyond.”

Financial Position

Managed working capital, defined as accounts receivable, plus inventory, minus accounts payable, was $157.1 million at June 30, 2024, compared with $152.3 million at March 31, 2024, and $148.4 million at June 30, 2023.  Inventory at the end of the second quarter of 2024 was $149.1 million compared with $142.4 million at the end of the 2024 first quarter, and $151.6 million at the end of second quarter of 2023.

Backlog (before surcharges) at June 30, 2024 totaled $296.5 million compared with $325.1 million at the end of March and $355.0 million at the end of the 2023 second quarter.  The average selling price per pound in the backlog has increased 6% from the end of the 2024 first quarter and was up 18% from the second quarter of 2023.

Total debt was reduced by $3.0 million in the second quarter to $78.3 million from the first quarter of 2024 and by $15.0 million from the end of the 2023 second quarter. Second quarter 2024 interest expense of $1.9 million was down 7% both sequentially and compared to the second quarter a year ago.

Second quarter capital expenditures of $5.5 million were level with the 2024 first quarter.  Full year 2024 capital expenditures are expected to approximate $18 million.

Conference Call and Webcast

The Company has scheduled a conference call for today July 31st, at 10:00 a.m. (Eastern) to discuss second quarter 2024 results. If you wish to listen to the live conference call via telephone, please Click Here to register for the call and obtain your dial-in number and personal PIN number. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2024.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company's products are used in a variety of industries, including aerospace, energy, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market channels; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its impact on the Company and our customers and suppliers; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Net sales	$82,759	$69,015	$160,396	$134,880

Cost of products sold	61,746	59,167	124,716	117,308

Gross margin	21,013	9,848	35,680	17,572

Selling, general and administrative expenses	8,164	6,755	15,573	13,030

Operating income	12,849	3,093	20,107	4,542

Interest expense	1,902	2,045	3,951	4,077
Other expense (income), net	22	5	36	(37)

Income before income taxes	10,925	1,043	16,120	502

Income taxes	2,060	148	3,118	119

Net income	$8,865	$895	$13,002	$383

Net income per common share - Basic	$0.96	$0.10	$1.41	$0.04
Net income per common share - Diluted	$0.90	$0.10	$1.33	$0.04

MARKET SEGMENT INFORMATION

(Dollars in thousands; unaudited)	Three months ended		Six months ended
	June 30,		June 30,
Net Sales	2024	2023	2024	2023

Service centers	$61,589	$53,837	$119,860	$103,160
Original equipment manufacturers	6,778	3,868	13,632	8,076
Rerollers	2,866	3,682	6,243	10,327
Forgers	11,065	6,426	18,911	11,455
Conversion services and other	461	1,202	1,750	1,862

Total net sales	$82,759	$69,015	$160,396	$134,880

MELT TYPE INFORMATION

(Dollars in thousands; unaudited)	Three months ended		Six months ended
	June 30,		June 30,
Net Sales	2024	2023	2024	2023

Specialty alloys	$61,583	$54,947	$117,838	$102,496
Premium alloys *	20,715	12,866	40,808	30,522
Conversion services and other sales	461	1,202	1,750	1,862

Total net sales	$82,759	$69,015	$160,396	$134,880

END MARKET INFORMATION **

(Dollars in thousands; unaudited)	Three months ended		Six months ended
	June 30,		June 30,
Net Sales	2024	2023	2024	2023

Aerospace	$68,628	$51,262	$128,836	$100,220
Energy	5,143	4,384	11,156	10,222
Heavy equipment	5,202	8,928	11,050	15,859
General industrial, conversion services and other	3,786	4,441	9,354	8,579

Total net sales	$82,759	$69,015	$160,396	$134,880

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands; unaudited)	June 30,	December 31,
	2024	2023
Assets

Cash	$1	$394
Accounts receivable, net	44,919	39,034
Inventory	149,093	144,700
Other current assets	13,316	11,693

Total current assets	207,329	195,821
Property, plant and equipment, net	158,882	159,636
Other long-term assets	1,825	1,233

Total assets	$368,036	$356,690

Liabilities and Stockholders' Equity

Accounts payable	$36,916	$34,855
Accrued employment costs	4,707	6,492
Current portion of long-term debt	3,810	3,733
Other current liabilities	2,096	829

Total current liabilities	47,529	45,909
Long-term debt, net	74,480	81,846
Deferred income taxes	2,675	2
Other long-term liabilities, net	2,867	2,891

Total liabilities	127,551	130,648
Stockholders’ equity	240,485	226,042

Total liabilities and stockholders’ equity	$368,036	$356,690

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in thousands; unaudited)	Six months ended
	June 30,
	2024	2023

Operating activities:
Net income	$13,002	$383
Adjustments for non-cash items:
Depreciation and amortization	10,180	9,643
Deferred income tax	2,667	(19)
Share-based compensation expense	974	672
Changes in assets and liabilities:
Accounts receivable, net	(5,885)	(335)
Inventory, net	(5,291)	1,716
Accounts payable	3,692	(1,633)
Accrued employment costs	(1,785)	819
Other, net	(21)	(69)

Net cash provided by operating activities	17,533	11,177

Investing activity:
Payments for property, plant and equipment	(10,926)	(6,932)

Net cash used in investing activity	(10,926)	(6,932)

Financing activities:
Net repayment of borrowings under revolving credit facility	(5,576)	(4,542)
Proceeds from stock issued under share-based plans	420	75
Repayments of term loan facility and finance leases	(1,844)	(1,753)

Net cash used in financing activities	(7,000)	(6,220)

Net decrease in cash	(393)	(1,975)
Cash at beginning of period	394	2,019
Cash at end of period	$1	$44

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands; unaudited)	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Net income	$8,865	$895	$13,002	$383
Interest expense	1,837	1,979	3,821	3,947
Income taxes	2,060	148	3,118	119
Depreciation and amortization	5,175	4,611	10,180	9,643
EBITDA	17,937	7,633	30,121	14,092
Share-based compensation expense	520	311	974	672
Adjusted EBITDA	$18,457	$7,944	$31,095	$14,764